UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

April 15, 2011

XUN ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53466	26-1616719
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12518 NE Airport Way, Suite 148 No. 156 Portland Oregon  97230

(Address of principal executive offices)

775-200-0505

(Registrant's telephone number, including area code)

N/A

(Former Name or former address if changed from last report.)

Copies to:

Jeffrey G. Klein, P.A.

301 Yamato Road, Suite 1240,

Boca Raton, Florida  33431

Tel: ((561)-953-1126

Fax: (561)-994-6693

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

FORWARD-LOOKING STATEMENTS

The statements contained in this Current Report on Form 8-K that are not historical fact are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements contained herein are based on current expectations that involve a number of risks and uncertainties.  These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.  The Company wishes to caution the reader that its forward-looking statements that are historical facts are only predictions.  No assurances can be given that the future results indicated, whether expressed or implied, will be achieved.  While sometimes presented with numerical specificity, these projections and other forward-looking statements are based upon a variety of assumptions relating to the business of the Company, which, although considered reasonable by the Company, may not be realized.  Because of the number and range of assumptions underlying the Company’s forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond the reasonable control of the Company, some of the assumptions inevitably will not materialize, and unanticipated events and circumstances may occur subsequent to the date of this report.  These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information.  Therefore, the actual experience of the Company and the results achieved during the period covered by any particular forward-looking statements may differ substantially from those projected.  Consequently, the inclusion of forward-looking statements should not be regarded as a representation by the Company or any other person that these estimates and projections will be realized.  The Company’s actual results may vary materially.  There can be no assurance that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

Definitions

There are numerous abbreviations of general use in the Oil and Gas Industry, as well as those used by the Company.  Following is a glossary of abbreviations used throughout this report.

Abbreviations:

Abbreviation	Definition

“BBL”	Barrel, 42 US gallons
“BOPD”	Barrels of Oil Production per Day
“BOPM”	Barrels of Oil Per Month
“D&A”	Dry and Abandoned
“DG”	Domestic Gas
“GAS”	Gas Producer or natural gas
“LOC”	Location (new permit issued or insufficient data)
“MCF”	One Thousand Cubic Feet
“MCFGPD”	Thousand Cubic Feet Of Gas Per Day
“MCFPD”	One Thousand Cubic Feet of Gas Per Day
“MMBtu”	One million (1,000,000) British thermal units
“MMCFD”	One Million Cubic Feet of Gas Per Day
“NRI”	Net Revenue Interest or Net Royalty Interest
“NUX”	Nux Holdings of Kentucky, Inc.

“OIL”	Oil Producer or crude oil
“ORRI”	Overriding Royalty Interest
“TCF”	Trillion cubic feet
“TRM”	Terminated (permit expired or cancelled)
“WI”	Working Interest
“XNRG”	Xun Energy, Inc.
“XUN OIL”	Xun Oil of Kentucky, Inc. or Oil and Gas Division of Xun Energy, Inc.

Oil and Gas Glossary of Terms and Definitions

We are providing you with the following glossary of terms to assist you in your understanding of the oil and gas industry.

Term	Definition
ASSIGNMENT

In oil and gas usage, assignment is a transfer of a property or an interest in an oil or gas property; most commonly, the transfer of an oil or gas lease. The assignor does the transferring and the assignee receives the interest of property.

CRUDE OIL PRODUCTION

Pressure from the reservoir forces the hydrocarbons (crude oil) from the pores in the formation, and moves them to the wellbore.  A downhole pump connected by sucker rod to a pump jack artificially lifts the crude oil from the bottom of the wellbore to the top of the wellhead and into a collection tank.

DOWN HOLE PUMP OR BOTTOM HOLE PUMP	Any of the rod pumps, high-pressure liquid pumps, or centrifugal pumps located at or near the bottom of the well and used to lift the well fluids.

DRILLING RIG

A drilling rig is a machine which creates holes (usually called boreholes) and/or shafts in the ground. Drilling rigs can be massive structures housing equipment used to drill oil wells, or natural gas extraction wells.

FARMIN AGREEMENT

An agreement between operators whereby the owner (farmer) not wanting to drill a property agrees to assign all or part to the operator (farmee) desiring to drill; farmee assumes the obligation to drill one or more wells on the property to earn the assignment.

FRACTURING	The pumping of crude oil, diesel, water, or chemical into a reservoir with such force that the reservoir rock is broken and results in greater flow of oil or gas from the reservoir.

GAS WELL	A well that produces natural gas which is not associated with crude oil.

LANDMAN	The individual who negotiates oil and gas leases with mineral owners, cures title defects and negotiates with other companies on agreements concerning the lease.

LANDOWNER	The person who generally owns all or part of the minerals under his lands and is entitled to lease the same.

LEASE

(1) A legal instrument executed by a mineral owner granting exclusive right to another to explore, drill, and produce oil and gas from a piece of land; (2) Used in conjunction with the actual location of a well(s) or unit.

LESSEE	The person who receives the lease, sometimes called the tenant.

LESSOR	The person giving the lease, sometimes called grantor or landlord.

NET REVENUE INTEREST	The share of revenue, expressed in fractions or decimals, accruing to the working interest after deducting all lease burdens (royalty, overriding royalty, or similar burden).
(1)
OFFSET WELL

(2)

(1) A well drilled on the next location to the original well. The distance from the first well to the offset well depends upon spacing regulations and whether the original well produces oil or gas. (2) A well drilled on one tract of land to prevent the drainage of oil or gas to an adjoining tract where a well is being drilled or is already producing.

OIL & GAS LEASE

A contract between mineral owner, otherwise known as the lessor and a company or working interest owner, otherwise known as the lessee in which the lessor grants the lessee the right to explore, drill and produce oil, gas and other minerals for a specified primary term and as long thereafter as oil, gas or other minerals are being produced in paying quantities. This lease gives the lessee a working interest. The oil and gas lease is granted in exchange for royalty payments to the lessor. It is simply a "ticket to hunt".

OIL WELL	A well that produces crude oil which is not associated with natural gas.

OPERATOR

Company which operates an Oil and Gas Lease, either on its own behalf, or, if a member of a consortium, on behalf of Lessee’s. Takes primary responsibility for day-to-day operations for an activity (exploration, development or production) on the Oil and Gas Lease.

OVERRIDE ROYALTY

An overriding royalty interest can be assigned from a working interest owner to a person. An overriding royalty interest may also be generated by someone who has leased a person’s minerals and then assigns their leasehold to a working interest owner and retains an override. Neither a royalty nor overriding royalty interest owner pays any well costs associated with the drilling, recompletion or workover of a well. They also do not pay any of the monthly operating expenses associated with a well. Like mineral and royalty owners, the owner of overriding royalty interests receives a portion of the income from the production of oil and gas. The main difference is that the owner of an overriding royalty does not own the minerals under the ground, only proceeds from the production of minerals. Once the lease has expired and production has ceased, the overriding royalty interest expires. Conversely, the owners of minerals and royalties maintain their ownership after production ceases.

PLUG

To fill a well’s borehole with cement or other impervious material to prevent the flow of water, gas or oil from one strata to another when a well is abandoned; to screw a metal plug into a pipeline to shut off drainage or to divert the stream of oil to a connecting line to stop the flow of oil or gas.

PLUGGING A WELL

To fill up the borehole of an abandoned well with mud and cement to prevent the flow of water or oil from one strata to another or to the surface. In the industry’s early years, wells were often improperly plugged or left open. Modern practice requires that an abandoned well be properly and securely plugged.

PROPERTY	Land covered by the Oil and Gas Lease.

PRODUCTION	The process of extracting crude oil or natural gas from the underground formations to the surface via natural reservoir pressures or by artificial lift.

PUMPER	An employee of an operator who is responsible for gauging the oil and gas sold off the leases he has been assigned and who is also responsible for maintaining and reporting the daily production.

PUMP JACK

A pump jack (nodding donkey, pumping unit, horsehead pump, beam pump, sucker rod pump (SRP), grasshopper pump, thirsty bird, jack pump) is the over ground drive for a reciprocating piston pump in an oil well. It is used to mechanically lift liquid out of the well if there is not enough bottom hole pressure for the liquid to flow all the way to the surface.

RESERVOIR

A subsurface, porous, permeable or naturally fractured rock body in which oil or gas are stored. Most reservoir rocks are limestones, dolomites, sandstones, or a combination of these. The four basic types of hydrocarbon reservoirs are oil, volatile oil, dry gas, and gas condensate. An oil reservoir generally contains three fluids—gas, oil, and water—with oil the dominant product. In the typical oil reservoir, these fluids become vertically segregated because of their different densities. Gas, the lightest, occupies the upper part of the reservoir rocks; water, the lower part; and oil, the intermediate section. In addition to its occurrence as a cap or in solution, gas may accumulate independently of the oil; if so, the reservoir is called a gas reservoir. Associated with the gas, in most instances, are salt water and some oil. Volatile oil reservoirs are exceptional in that during early production they are mostly productive of light oil plus gas, but, as depletion occurs, production can become almost totally completely gas. Volatile oils are usually good candidates for pressure maintenance, which can result in increased reserves. In the typical dry gas reservoir natural gas exists only as a gas and production is only gas plus fresh water that condenses from the flow stream reservoir. In a gas condensate reservoir, the hydrocarbons may exist as a gas, but, when brought to the surface, some of the heavier hydrocarbons condense and become a liquid.

ROD (SUCKER ROD)	Steel rods that are screwed together to form a “string” that connects the pump inside a well’s tubing down hole to the pump jack on the surface; pumping rods.

ROYALTY

A percentage interest in the value of production from a lease that is retained and paid to the mineral rights owner. The share of the production or proceeds therefrom reserved to the lessor under the terms of the mineral lease. Normally, royalty interests are free of all costs of production (as distinguished from costs of marketing) except production taxes, and is established in the lease by reserving a royalty which is usually expressed fractionally (i.e. 1/8).

SERVICE RIG

A service rig is a piece of equipment which is used for servicing wells such as oil and gas wells. Service rigs are not intended for drilling, but for the completion of other tasks related to operating oil and gas wells. Some companies which operate wells maintain their own service rigs, while others prefer to rent them because they can be very expensive. Specialty crews run service rigs when they are needed for routine maintenance and emergencies.

SWAB

A tool which is lowered down the pipe on a wire line. The "swab" is then pulled out of the hole. As it travels up the pipe, rubber elements expand so that the fluid in the pipe is trapped above the swab and pushed to the surface. This operation is necessary when the formation pressure is not high enough to blow the fluids in the pipe to the surface.

TOP HEAD LEASE	A lease acquired while a mineral lease to the same property is still in effect. The top head lease (held by a different company) replaces the existing lease when it expires or is terminated.

TUBING	Relatively small-diameter pipe that is run into a well to serve as a conduit for the passage of oil and gas to the surface.

WELLBORE	The hole drilled by the bit that is equipped for oil or gas production on a completed well. Also called Well or Borehole.
WELLHEAD	The equipment at the surface of a well used to control the pressure; the point at which the hydrocarbons and water exit the ground

WILDCAT WELL	An exploration well that is drilled to an unproven reservoir from which no oil or gas has been produced in the nearby area. A "rank" wildcat is drilled in an area distant from previous drilling.

WORKING INTEREST

The right granted to the lessee of a property to explore for and to produce and own oil, gas, or other minerals. The working interest owners bear the exploration, development, and operating costs on a cash, penalty, or carried basis.

WORKOVER

(1)

Operations on a producing well to restore or increase production. A workover may be performed to stimulate the well, remove sand or wax from the wellbore, to mechanically repair the well, or for other reasons.

(2)

 The performance of one or more of a variety of remedial operations on a producing oil well to try to increase production. Examples of workover jobs are deepening, plugging back, pulling resetting liners, and squeeze cementing.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The Transaction

As reported in the Company’s Form 8-k filed March 4, 2011 the Company through its wholly owned subsidiary, Nux Holdings of Kentucky, Inc. (“Nux”) entered into three oil and gas lease assignments in Kentucky.

On February 28, 2011 Nux entered into a leasehold assignment with Sequachee Oil and Gas LLC (Sequachee) which has a lease agreement with Leroy and Margaret Tillet which provides for a 100% assignment of the leasehold rights to Nux. Sequachee retains an override royalty equal to (1/8) of the value of all oil produced and removed (if any) under the lease. The leasehold interest is for approximately 105 acres of land and the acquisition cost was $1,375. The leasehold interests are located in Lincoln County, Kentucky.

Nux also entered into a leasehold assignment with Sequachee and Michael Bradley Grubb (Grubb), jointly, which have a lease agreement with Jerry, Carla and Joy Neely which provides for a 100% assignment of the leasehold rights to Nux. Sequachee and Grubb retain an override royalty equal to (1/8) of the value of all oil produced and removed (if any) under the lease. The leasehold interest is for approximately 239 acres of land and the acquisition cost was $900.  The leasehold interests are located in Jackson County, Kentucky.

Also on February 28, 2011 Nux entered a leasehold assignment agreement with Sequachee which has a lease agreement with Josephine Gross which provides for a 100% assignment of the leasehold rights to Nux. Sequachee retains an override royalty equal to (1/8) of the value of all oil produced and removed (if any) under the lease.  The leasehold interest is for approximately 30 acres of land and the acquisition cost was $1,800.

As reported in the Company’s Form 8-k filed April 7, 2011 the Company through its wholly owned subsidiary, Nux Holdings of Kentucky, Inc. (“Nux”) entered into one oil and gas lease agreement in Kentucky.

On April 1, 2011 Nux entered into an Oil and Gas Lease with Gregory Nelson and Jimmy Nelson (Nelson Lease). Nux will own 100% of the WI and 87.5% of the NRI in this lease. The leasehold interests are located in Adair County, Kentucky. There are four non-producing wells on this 12 acre lease. The cost of the Oil and Gas Lease is $1,000.00.

We do not believe that the acquisitions of these leasehold interests in and of itself   have resulted in a change of shell status.  The leasehold interests had non-producing wells and/or no oil or gas had been recovered from these wells for approximately 15years. We treated the acquisition of the leasehold interests as the acquisition of a non-performing asset and not an acquisition of any business.  As such, management made the determination that the acquisition of the leasehold interests did not result in a change in shell status. Rather, further work on these leasehold interests was required before the Company could report that there has been a change in shell status.

Following the acquisition of the leasehold interests, the Company, through its wholly owned subsidiary, Xun Oil of Kentucky, Inc. (Xun Oil), the “Operator”, began a workover program on its first well, number XUN001 on one of its leases on March 16, 2011. The workover program consisted of removing the existing old equipment installed on the wellbore. During the process of removing the old equipment such as the pump jack, wellhead, sucker rod, tubing and the downhole pump, crude oil was removed from the wellbore. We inspected the equipment, examined the wellbore by sending a camera down the wellbore, evaluated the film footage of the wellbore, and examined the well log for the well. Our Field Operations Manager evaluated the data. The film footage showed wellbore damage from prior attempts to stimulate the production of natural gas from a gas formation. It was decided not to acid stimulate the oil formation and instead to clean out the wellbore down to its original drill depth, as some of the wellbore wall had collapsed into the wellbore and filled in approximately 100 feet of the wellbore, clean out the well and re-install the equipment. The wellbore was cleaned out, tested and on April 15, 2011 the downhole pump, tubing, sucker rod, wellhead and pump jack were re-installed on the wellbore and set for crude oil production.

The workover program for well number XUN001 was supervised and managed by our Field Operations Manager and coordinated with our Financial and Operations Consultant. We utilized the services of several local contractors that specialize in workover programs such as an experienced contractor that provided labor and equipment including a service rig and an experienced contractor that filmed the wellbore during our inspection and evaluation of the wellbore.During the month of March, 2011, XUN OIL, produced 31 barrels of marketable oil from one of its oil wells as a result of the workover program on the oil well, well number XUN001.

On April 15, 2011, Xun Oil began production of oil from well number XUN001 on one of its leases.

We do not know how long well number XUN001 will produce crude oil. The wellbore is damaged beyond economical repair and may stop producing crude oil and may have to be serviced to continue production of crude oil at a cost to the Company.

On a daily basis, our Field Operations Manager visits the well and turns on the pump jack to pump the well down. The crude oil is pumped into a 100 BBL collection tank. As the 100 BBL collection tank nears capacity, our Field Operations Manager arranges for the crude oil to be picked up by a local trucking firm (contract trucker) that specializes in crude oil collection and transport the crude oil to a refinery. The contract trucker is under contract by the local refinery and the crude oil is deemed sold to the local refinery at the time the contract trucker transfers the crude oil from the collection tank to the truck tanker. The contract trucker charge for transporting the crude oil to the refinery ranges from $4.00 to $6.00 per barrel.

The cost of production is minimal which is the cost of our Field Operations Manager to travel to and from the well, his time at the well to turn on the pump jack and supervise the pumping until the well is pumped down and the cost of the electricity or gas motor to power the pump jack.

With the commencement of production of crude oil on April 15, 2011, we believe that the Company is no longer a Shell Company as defined in Rule 12b-2 of the Exchange Act.

The Industry

Background:  Oil and Gas industry:

The oil and gas businesses are fundamentally commodity businesses. This means the Company’s operations and earnings may be significantly affected by changes in oil and gas prices. Oil and gas prices and margins in turn depend on local, regional and global events or conditions that affect supply and demand for the relevant commodity.  Commodity prices are subject to significant price fluctuations.

Economic conditions

The demand for energy and petrochemicals correlates closely with general economic growth rates. The occurrence of recessions or other periods of low or negative economic growth will typically have a direct adverse impact on our results. Other factors that affect general economic conditions in the world or in a major region, such as changes in population growth rates or periods of civil unrest, also impact the demand for energy and petrochemicals. Economic conditions that impair the functioning of financial markets and institutions also pose risks to the Company, including risks to the safety of our financial assets and to the ability of our customers to fulfill their commitments to the Company.

Public Policy and Government Regulation

The oil and natural gas industry is subject to various types of regulation throughout the world. Laws, rules, regulations and other policy implementations affecting the oil and natural gas industry have been pervasive and are under constant review for amendment or expansion. Pursuant to public policy changes, numerous government agencies have issued extensive laws and regulations binding on the oil and natural gas industry and its individual members, some of which carry substantial penalties for failure to comply. Such laws and regulations have a significant impact on oil and gas exploration, production and marketing and midstream activities. These laws and regulations increase the cost of doing business and, consequently, affect profitability. Because public policy changes affecting the oil and natural gas industry are commonplace and because existing laws and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws and regulations. However, we do not expect that any of these laws and regulations will affect our operations in a manner materially different than they would affect other oil and natural gas companies of similar size and financial strength.

Industry Competition For Leases, Materials, People and Capital Can Be Significant

Strong competition exists in all sectors of the oil and gas industry. We compete with other independent oil and gas companies for the acquisition of oil and gas leases and properties. Most of these entities have significantly greater assets and name recognition.  We also compete for the equipment and personnel required to explore, develop and operate properties. Competition is also prevalent in the marketing of oil and gas. Typically, during times of high or rising commodity prices, drilling and operating costs will also increase. Higher prices will also generally increase the costs of properties available for acquisition. Certain of our competitors have financial and other resources substantially larger than ours. They also may have established strategic long-term positions and relationships in areas in which we may seek new entry. As a consequence, we may be at a competitive disadvantage in the acquisition of oil and gas leases and properties. In addition, many of our larger competitors may have a competitive advantage when responding to factors that affect demand for oil and gas production, such as changing worldwide price and production levels, the cost and availability of alternative fuels, and the application of government regulations.

North American Market

The oil and natural gas industry contributes tremendously to the U.S. economy as one of the nations’ largest employers and purchasers of goods. The industry also produces many products essential to everyday living and provides an economical fuel source for the nation’s transportation, agriculture and manufacturing needs.

U.S. and global energy demand is rising significantly as worldwide population grows and quality of life improves for people around the globe. In fact, the International Energy Outlook 2010 projects a 50 percent increase in world energy consumption between 2007 and 2035.

Facts and Figures About the U.S. Oil and Natural Gas Industry

9.237 million	Number of people directly and indirectly employed by the U.S. oil and natural gas industry
$1 trillion	Amount contributed to the national economy by the oil and natural gas industry
$178 billion	Amount paid to the U.S. government in rent, royalties and bonus payments from 1892 to 2009

$95.6 billion	Amount paid in 2008 U.S. income taxes alone
$194 billion	Amount invested to improve the environmental performance of its products, facilities and operations since 1990
$58.4 billion	Amount invested in low- and zero-carbon emission technologies from 2000 to 2008—more than either the federal government or all U.S.-based private industries combined

Source: http://energytomorrow.org

The future global primary energy demand is expected to be driven by increasing requirements of the rising population, the overall rate of economic growth, and the availability and affordability of energy; energy fuel mix and the efficiency of current and future energy technologies used by the fast emerging economies. Technology, population growth and the role of renewable sources of energy will be the key factors in influencing the future energy growth path. For example, technology could act as double sword. While it will facilitate in augmenting the energy supplies and reducing cost, it will also be the key to arrest the acceleration in energy demand – energy efficiency and help in reducing emission/conservation.

Kentucky

Oil and gas has been produced from more than 1,500 pools in Kentucky from rocks of Cambrian to Pennsylvanian age.  Most oil is produced from Mississippian limestone and sandstone in eastern and western Kentucky or from Ordovician limestone and dolomites in southern Kentucky.  Most natural gas is produced from the Devonian black shale in eastern Kentucky.

Strengths

• Kentucky's existing oil and gas infrastructure is extensive
• Finding and production costs are low because resources are shallow
• There is significant natural gas in known fields (mostly in the Devonian black shale)
• Much of Kentucky's subsurface data are available in digital format
• The state is centrally located for access and distribution to northern and eastern industrial markets
• Federal- and State-funded oil and gas exploration research is being carried out

History in Kentucky

Kentucky's oil and gas industry began in the early 19th century with pioneers searching for salt brines for use in tanning, food preservation, and livestock agriculture. In 1818, Martin Beatty was searching for brine in what is now the Big South Fork National River and Recreation Area in southeastern Kentucky. This shallow well initially produced up to 100 barrels per day. Between 1818 and the Civil War, few oil wells were drilled, but they were often spectacular. The "Old American well," drilled near Burkesville, Cumberland County, produced more than 50,000 barrels from its discovery in 1829 until about 1860. The end of the Civil War began the era of exploration for oil and gas. The first commercial gas wells in Kentucky were drilled between 1863 and 1865 in Meade County. The gas was used as fuel to evaporate brines and was later delivered by pipeline to Louisville for lighting and domestic heat. Historic production data are sparse. The record for statewide oil production starts in 1883. Western Kentucky natural gas production data are available from 1933 to 1949. Statewide natural gas data are available beginning 1950. These data indicate Kentucky's total historic oil and gas production exceeds 9.85 quadrillion Btu (765 million barrels of oil and 5.4 trillion cubic feet of natural gas). Two of Kentucky's potential energy resources have largely been ignored because of a lack of information. Preliminary data indicate natural gas is present in coal beds (coal bed methane) in both of the state's coal regions. A small pilot project is currently producing coal bed methane in eastern Kentucky. Natural asphalt, known as tar sand, was mined early in the 20th century for road paving material. The tar sand was successfully produced in the late 1970's and early 1980's when the price of oil was sufficiently high to make this resource economical.

Production

Most of Kentucky’s counties have been tested to varying depths for oil and gas resources. In 2004, production was reported from 65 counties. In general, oil production dominates in the western coal field and south-central areas of Kentucky; the eastern coal field produces mostly natural gas. Kentucky has an estimated 18,000 producing oil wells and 13,000 producing gas wells. The majority of those producing wells are in the "stripper" category, having daily production rates of 60 million Btu or less (10 barrels of oil or 60,000 cubic feet of gas). Many wells are reported with initial daily production rates in excess of 580 million Btu (100 barrels of oil or 580,000 cubic feet of gas). Daily production per well averages much lower, however: 2.4 million Btu (0.5 barrels) for oil and 19 million Btu (19,000 cubic feet) for gas in 2004. In 2004, production totaled 109 trillion Btu (2.54 million barrels of oil and 94 billion cubic feet of natural gas) with a total value of $583 million ($26 million severance tax paid). Annually, Kentucky produces only about 12 percent of the 921 trillion Btu of oil and natural gas consumed in the state.

Petroleum is produced at various depths from limestone, sandstone, and shale of Cambrian through Pennsylvanian age. In some areas of the state oil is still produced from depths of less than 100 feet. Wells producing natural gas from the Cambrian Rome Formation are currently Kentucky's deepest producers, with some zones exceeding 7,500 feet. The overall average total depth of oil and gas wells drilled in the state is less than 1,500 feet. The average depth for wells drilled in 2001 is more than 2,700 feet. This increase represents the exploration for deeper producing zones and the continuing efforts to develop the Devonian shale natural gas resource; both occur primarily in eastern Kentucky. As the price of oil and gas has increased, interest in coal bed methane and Devonian shale gas production have grown especially in western Kentucky.

Era		System and Series	Began mybp*	Resource
Mesozoic		Cretaceous	144	Lignite?
		Jurassic	208	(not present in Kentucky)
		Triassic	245	(not present in Kentucky)
Paleozoic		Permian	286	(not present in Kentucky)
	Carboniferous System	Pennsylvanian	320	Coal, oil, gas, tar sand
		Mississippian	360	Oil, gas, tar sand
		Devonian	408	Oil & gas
		Silurian	438	Oil & gas
		Ordovician	505	Oil & gas
		Cambrian	544	Oil & gas
Precambrian			4,500	Potential gas
* million years before present Source: Kentucky Geological Survey

Resource Estimates

Known oil and gas resources in Kentucky include estimates of remaining oil in existing fields, heavy oil in the form of tar sands, and natural gas in the Devonian shale for a total resource of nearly 40 quadrillion Btu. Unproven or speculative resources may represent an additional 135 quadrillion Btu for an estimated total oil and gas resource of more than 174 quadrillion Btu.

Resource Category	Amount	Units	Quadrillion Btu
In known fields
Remaining oil in place	1.32	billion bbl	7.6
Tar Sand	3.42	billion bbl	19.8
Devonian shale gas	12.00	tcf	12.0
Subtotal for known fields			39.5
Speculative
Coal bed Methane	0.848	tcf	0.8
Devonian shale gas	112.00	tcf	112.0
Mississippian natural gas	0.30	tcf	0.3
Cambrian natural gas	0.5	tcf	0.5
Other oil	0.68	billion bbl	4.0
Subtotal for speculative resources			117.6
TOTAL BTU			157.1
Source: Kentucky Geological Survey

There are no known indicated or proven reserves on any of our leaseholder interests.

Future

Experts generally agree that oil will remain a primary transportation fuel for the next 20 to 40 years. In many of Kentucky's larger and older fields, oil is being produced using secondary or enhanced recovery methods. As long as the price of oil justifies the expense, new technology, including enhanced recovery as the result of carbon sequestration (CO2 flooding), will be developed and applied to produce additional oil from the state's known fields. To reduce our dependence on oil, new energy resources must be developed and reach significant levels of deployment in the commercial and public sectors. Given the current economic climate (i.e., a price of oil in the $80.00 to $100 per barrel range) the trend will be a continued increase in domestic oil production.  Formerly abandonment wells will be exploited using secondary or enhanced drilling method creating jobs and an increase tax base for local communities.   Oil, however, is not just a transportation fuel. Many products are derived from crude oil: lubricants, herbicides, pesticides, fertilizer, plastics, pharmaceuticals, and others. Even with increased domestic production,   we will still rely on imports for foreign oil to meet increasing demands.

Natural gas is a low-carbon fuel that will increase in importance. It is considered a cleaner alternative to oil both as a fuel for domestic transportation and a supplemental fuel for electric power generation. Current production trends reflect the increase in demand for cleaner-burning (i.e., lower CO2 emissions) natural gas. Initially, use of natural gas as a transportation fuel will increase. In Kentucky, this means continued development of Devonian shale gas, coal bed methane, and exploration for potential deep gas resources (Trenton/Black River, Rough Creek Graben, East Continent Rift Basin, and Rome Trough). Devonian shale gas production will be extended into western Kentucky as the gas-gathering, compression, pipeline, and processing infrastructure is expanded. Fuel-cell or other technologies will eventually replace natural gas. Natural gas will likely remain important as a source for hydrogen for fuel cells and as a feed stock for the chemical and manufacturing industries, however.

In the future, carbon, in the form of carbon dioxide (CO2), may be a regulated commodity. The CO2 removed from the atmosphere will require disposal or "sequestration." Kentucky's producing fields will represent a significant opportunity for recycling and disposal of CO2, often with the benefit of enhanced oil and natural gas recovery.

Tax Credits

The state of Kentucky currently offers tax credits for both oil and gas produced from recovered inactive wells.  The tax credit is equal to 4.5 percent of the gross value of the hydrocarbon (oil or natural gas) produced from the recovered inactive well.

There are two stipulations that must be met for eligibility for the tax credit:

1. The well must have been inactive or plugged for two consecutive years prior to returning the well to an active status.
2. The hydrocarbon is produced from the same pre-existing hydrocarbon bearing strata, i.e., the well is not deepened or recompleted to another hydrocarbon bearing zone.

The Division of Oil and Gas will provide the applicant a letter certifying that the conditions for the tax credit have been met, and that letter can be submitted with other needed documentation to the Severance Tax Section of the Department of Revenue.

There is no assurance that these tax credits will continue.

Company Operations

The Company is engaged in the business of oil and gas exploration and the production of oil and gas. The Company is focusing its efforts on re-entering existing oil and gas wells that previously produced oil and gas or are producing oil and gas at a fractional output compared to when the oil and gas wells first came into production and perform a workover program on the well. Workover activities include one or more of a variety of remedial operations on a producing well or inactive well to try to increase production.

A workover program varies from well to well and can cost from a few thousand dollars to as much as fifty thousand dollars.

The implementation of our business plan will require significant capital.  We do not have this capital and as a result, we will require additional financing to develop our leasehold obligations.  We may use debt or equity to fund our ongoing operations.  There can be no assurance that any financing will be available, and if available, will be on terms and conditions acceptable to the Company.  If we rely on equity financing, our shareholders will experience significant dilution.  If we rely on debt financing, we may not be able to satisfy our debt obligations.

Identification of leasehold interests.

The Company has chosen to focus its operations in the state of Kentucky.  At this time, we do not believe that we have sufficient resources to expand our operations beyond the state of Kentucky.  Rather our focus will be on developing the leaseholds acquired to date.  We may however acquire additional leaseholds either within or outside of the state of Kentucky.  However, it is unlikely that we will be able to exploit these leaseholds without a significant capital infusion.

Drilling opportunities in Kentucky.

Kentucky has over 13,000 abandoned oil and gas wells with an estimated 18,000 producing oil wells and 13,000 producing gas wells. The majority of those producing wells are in the "stripper" category, having daily production rates of 60 million Btu or less (10 barrels of oil or 60,000 cubic feet of gas). Many wells are reported with initial daily production rates in excess of 580 million Btu (100 barrels of oil or 580,000 cubic feet of gas). This gives the Company a market of over 44,000 oil and gas wells to select targets for its workover model.

A workover program varies from well to well and Company can incur costs from a few thousand dollars to as much as fifty thousand dollars.

Workover programs could entail any one or more of the following workover activities, depending upon the workover required to stimulate or enhance the well to produce oil or gas:

• drill out the plugs,
• drill the well deeper to a new producing formation,
• acid stimulation to open up the producing formation,
• replace or install down hole pump, rod and tubing,
• replace or install well casing
• fracture the producing formation,
• replace or install pump jack, collection tank, and surface equipment
• drill an offset well, or
• surface work such as drill or well head pad and access roads, fences, etc.

Not all wells that have workover programs completed will be successful and the Company may incur costs in an attempt to stimulate or produce production of oil or gas. Should a workover program be unsuccessful, the Company will incur costs to abandon the well which include plugging and filling the well as well as surface reclamation of the land owner’s property back to original condition. The cost of abandoning a well ranges from five hundred to five thousand dollars.

The State of Kentucky requires a bond to be posted for each well should the Company fail to perform with the proper plugging and abandonment of any well. Bond deposits vary by the well depth and are as follows:

Well Depth	Amount of Bond
0 to 500 feet	$500.00
501 feet to 1,000 feet	$1,000.00
1,001 feet to 1,500 feet	$1,500.00
1,501 feet to 2,000 feet	$2,000.00
2,001 feet to 2,500 feet	$2,500.00
2,501 feet to 3,000 feet	$3,000.00
3,001 feet to 3,500 feet	$3,500.00
3,501 feet to 4,000 feet	$4,000.00
4,001 feet and deeper	$4,500.00

The State of Kentucky allows any qualified well operator, in lieu of the individual bond, to file with the department a blanket bond according to the following tiered structure:

1.

One (1) to twenty-five (25) wells require a ten thousand dollar ($10,000) bond;

2.

Twenty-six (26) to one hundred (100) wells require a twenty-five thousand dollar ($25,000) bond;

3.

One hundred one (101) to five hundred (500) wells require a fifty thousand dollar ($50,000) bond; and

4.

Five hundred one (501) or more wells require a one hundred thousand dollar ($100,000) bond.

The Company will look to identify Oil and Gas Leases that had or have oil and gas wells drilled on the owner’s property whereby the oil and gas wells have been shut-in due to poor performance or at the time of shut-in, it was uneconomical to complete the oil or gas well for production. The target Oil and Gas Leases selected for acquisition should have the potential to be worked over or stimulated to produce oil or gas at costs, after the cost of the workover below the sales price of the oil or gas.

Subject to sufficient financing, the Company’s objective will be to identify and acquire oil and gas properties that have the potential for natural gas production. Due to the low sales price of natural gas, many landowners and natural gas producers are selling their gas leases at discounted prices to entice oil operators to drill for oil or workover abandoned or poor oil producing wells to take advantage the current high selling price of oil.

Once the property has been identified, the Company’s current Landman (Michael Grubb), or an independent consultant approaches the owner of the property to secure an Oil and Gas Lease with the land owner or approaches the current Operator of the Oil and Gas Lease to negotiate an agreement to allow the Company to perform a workover program.

If there is no current Operator on the property, the Company will enter into an Oil and Gas Lease agreement with the land owner. In consideration of the rights granted to the Company, the landowner generally receives e a standard rate royalty of 1/8 or 12.5% of the sales proceeds of such, less 1/8 (12.5%) of applicable production and transportation costs and taxes, including, without limitation, mineral severance taxes, based on the field price received by the Company for oil or gas sold to a purchaser. There may be some instances where the Company may negotiate a non-standard royalty which may be less or higher than the standard royalty rate of 1/8.

If there is an existing Operator for the Oil and Gas Lease, the Company’s Landman approaches the Operator of the Property to solicit a workover program with the Operator. In the case that the Operator accepts the Company’s solicitation for a rework program, the Company will either enter into a Farmin workover program with the Operator or the Operator will assign the Oil and Gas Lease to the Company in consideration for an Overriding Royalty and in some cases, plus a cash consideration. Typical Overriding Royalty’s range from 2.5% to as much as 25% depending upon the current production on the Oil and Gas Lease and the potential for Oil and Gas production.

A typical Oil and Gas Lease grants the Company the exclusive right to explore the land (“Property”) covered by the Oil and Gas Lease by geophysical and other methods, and to operate same for and produce there from all naturally-occurring oil, gas, casing-head gas or gasoline, gas condensate and/or all other liquid or gaseous hydrocarbons and other marketable or non-marketable substances produced therewith ("Oil and Gas"); and the exclusive right to inject gas, water, brine and other fluids into subsurface strata; and rights of way and easements for laying pipelines, telephone, telegraph and power lines, and the right to erect or install power stations, compressor stations, roadways, storage tanks or other storage facilities, separators and any fixtures and other structures thereon for producing, treating, processing, maintaining, storing and caring for the oil and gas; and oil and gas from other properties and any and all other rights and privileges necessary, incident to, or convenient for the economical operation of the Property and other lands for the production of Oil and Gas, and the injecting of gas, water, brine and other fluids into subsurface strata.

The Company may, at any time and from time-to-time pool all or part of the Property with other properties to create one or more drilling units. The production of Oil or Gas from such a pooled unit is generally treated as though the production occurred from a well on the Property, except the Lessor shall be entitled to royalty only on its pro-rata share of such production.

It is intended that the Oil and Gas Lease also include all lands and interests therein of Lessor which are contiguous to or in the vicinity of the Property

Usually the Oil and Gas Lease will remain in force for a term of one year from the date executed and for as long thereafter as Oil and/or Gas is produced from the Property, or as long as operations for drilling are continued or as long as operations are continued for injection of gas, water, brine and other fluids into subsurface strata.  In the case of our four Oil and Gas Leases, three of the Oil and Gas Leases (Tillet, Gross and Neely) have a 6 month term to commence a workover program or lose the lease due to forfeiture. The Nelson Lease has a one year term to commence a workover program.

When a well is worked over, drilled, an access road is constructed to the well site or upgraded. This results in surface damages that the surface owner is compensated for the loss of property. Timber may also be cut down during construction, the Company may cut and stack the timber at a location convenient for the surface owner to sell or a value may be assessed on the timber and the surface owner compensated.

Under Kentucky law, the state Division of Oil and Gas can force a "pooling" of the oil and gas interests of a landowner with the interests of other landowners where the size or condition of lands does not allow the neighbor to find a drill site while respecting distance limits from property lines. A mineral owner has five options in the context of forced pooling. They can:

1.

Lease their mineral interest.

2.

Sell their mineral interest.

3.

Participate materially in the development of the gas field.

4.

Be a non-consenting owner.

5.

Protest forced pooling.

A rework well or producing well requires maintenance by a company representative sometimes referred to as a “pumper” to insure the well(s) produce at their capacity and to monitor production.  As per the terms of the lease, a gate may be installed by the well Operator to prohibit access to the Property by unauthorized personnel.  The gate is typically locked and a key may be provided to the landowner.  The well may require periodic maintenance by a service rig during the life of the well. Surface equipment includes a wellhead, gas meter, storage tank (for oil wells), separator and pipeline. Lease is held-by-production during the life of the well(s).

When the well is no longer considered productive, the Company is required to plug the well under the direction of the Division of Oil and Gas inspector for the State. This involves placing cement plugs at various depths to isolate producing intervals, protect fresh water aquifers and coal seams. The site is reclaimed and vegetation is established to prevent erosion from the well site.  After all wells on a lease are plugged, the lease is terminated and returned to the mineral owner.

After completion and testing of a workover program, the well is put into production. As in the case of oil, the oil is pumped into a 100 BBL or 200 BBL tank(s). The pumper inspects the well on a daily or regular routine basis and monitors the production of oil. As the tank(s) nears capacity, the pumper will make arrangements for pickup of the oil for delivery to the Purchaser. Broker/truckers like Barrett, Coomer, Regal and Kentucky Oil Gathering gather the oil and deliver the oil to either a gathering station or refinery, such as the Somerset Energy Refinery in Somerset, Kentucky or the Mobil Refinery in Ashland, Kentucky. The cost of hauling the oil to the refinery varies by distance from the well to the refinery and can range from $4.00 to $6.00 per BBL. The cost of the freight charge is borne by the Company. Oil collected or shipped during the month is paid by the Purchaser in the following month. The price paid for the produced oil is based on the average monthly market price.

The Company’s Oil and Gas Leases

Tillet Lease

The Tillet Lease is for 105 acres and is situated in Lincoln County in the State of Kentucky, and is the same land (Property) conveyed to Leroy and Margaret Tillett, as Lessor, by a Deed dated 01/07/61 and recorded in Deed Book 134, page 555 in the Lincoln County Clerk's Office. The Oil and Gas Lease was purchased from Sequachee Oil and Gas LLC (Sequachee) whereby the lease is duly recorded on October 16, 2010 in Book 393 at Pages 816-818 of the official records of the County of Lincoln, Kentucky.

In consideration for $1,375.00 and an overriding royalty equal to one-eighth (1/8 or 12.50%) of the value of all oil produced and removed under the lease and the net proceeds received by NUX from the sale of all gas and casing head gasoline produced and sold under the lease, NUX will have a 100% WI in the Tillet Lease with a 75% NRI.

NUX has the exclusive right to explore, operate, produce all naturally-occurring oil, gas, casing-head gas or gasoline, gas condensate and/or all other liquid or gaseous hydrocarbons and other marketable or non-marketable substances produced (Oil and Gas) from Oil and Gas deposits contained within the Property and any and all other rights and privileges necessary, incident to, or convenient for the economical operation of the Property and other lands for the production of Oil and Gas to Nux. If Nux does not commence operations or drill a well on the land covered by the lease by June 30, 2011, the Oil and Gas Lease will terminate, unless, on or before June 30, 2011, the parties renegotiate the terms of the Oil and Gas Lease assignment.

The Tillet Lease is located between Highway 27, Somerset Road and State Highway 698, Mason Gap Road, bordered on the north by Miracle Gerkey Road and Morse Ridge Road on the south. Access to the Oil and Gas Lease is from Highway 27, Somerset Road (Highway 1247) and Greasy Ridge Road.

The Tillet Lease had it first well drilled in 1981 and since then has had twelve wells drilled on the Property. Five of the twelve wells are recorded in the Kentucky Geological Survey as producers of Oil, six have been recorded as D & A, and one well is recorded as LOC. The last well was drilled by Sequachee in 2010 and was drilled before a permit was issued by the State of Kentucky. The Company is assessing the potential of a workover program on several of the twelve wells drilled on the Tillet Lease.

The following table describes each well drilled on the Tillet Lease:

TILLET LEASE DRILLING HISTORY
-Record #- -Permit #- -County / Quadrangle- -Carter Coords-	-Well Number- -Well Operator- -Farm Name- -Permit Date- -Completion Date- -Completion Result: KEY-	Production Data GAS-MCFGPD OIL-BOPD	-Tot. Depth- -Surf. Elevation- -Deviated or Vertical- -Total Depth Formation (TDF)-
Source: Kentucky Geological Survey
Rec #: 12476 Per #: 43572 ---- County/Quad: Lincoln / Halls Gap Carter Coords: 15-L-59 1210S, 120W	Well #: 1 Operator: MAYBRIER, WILLIAM R Farm: TILLETT, LEROY JR Perm. Date: 6/16/1981 Comp. Date: 7/14/1981 Comp. Result: D&A	No Data	Depth: 351 ft Elev: 1290 ft D or V: vertical TDF: Devonian-"Corniferous"
Rec #: 23467 Per #: 53888 ---- County/Quad: Lincoln / Halls Gap Carter Coords: 11-L-58 299S, 608E	Well #: 2 Operator: VERA OIL CO, INC Farm: TILLETT, LEROY JR Perm. Date: 1/1/1986 Comp. Date: 1/31/1983 Comp. Result: OIL	5 BOPD	Depth: 1418 ft Elev: 1309 ft D or V: vertical TDF: Ordovician-Stones River
Rec #: 23468 Per #: 54003 ---- County/Quad: Lincoln / Halls Gap Carter Coords: 11-L-58 127S, 149E	Well #: 3 Operator: VERA OIL CO, INC Farm: TILLETT, LEROY JR Perm. Date: 2/4/1983 Comp. Date: N/A Comp. Result: D&A	No Data	Depth: n/a Elev: 1296 ft D or V: vertical TDF: -Unknown or unassigned
Rec #: 23469 Per #: 54412 ---- County/Quad: Lincoln / Halls Gap Carter Coords: 11-L-58 420S, 989E	Well #: 4 Operator: VERA OIL CO, INC Farm: TILLETT, LEROY JR Perm. Date: 3/7/1983 Comp. Date: 3/7/1983 Comp. Result: OIL	3 BOPD	Depth: 376 ft Elev: 1507 ft D or V: vertical TDF: Devonian-"Corniferous"
Rec #: 23470 Per #: 54189 ---- County/Quad: Lincoln / Halls Gap Carter Coords: 11-L-58 543S, 291E	Well #: 5 Operator: VERA OIL CO, INC Farm: TILLETT, LEROY JR Perm. Date: 1/1/1986 Comp. Date: 2/17/1983 Comp. Result: OIL	1 BOPD	Depth: 451 ft Elev: 1285 ft D or V: vertical TDF: Ordovician-Ordovician, Upper Part

TILLET LEASE DRILLING HISTORY
-Record #- -Permit #- -County / Quadrangle- -Carter Coords-	-Well Number- -Well Operator- -Farm Name- -Permit Date- -Completion Date- -Completion Result: KEY-	Production Data GAS-MCFGPD OIL-BOPD	-Tot. Depth- -Surf. Elevation- -Deviated or Vertical- -Total Depth Formation (TDF)-
Rec #: 23474 Per #: 54213 ---- County/Quad: Lincoln / Halls Gap Carter Coords: 15-L-59 1306S, 188W	Well #: 6 Operator: VERA OIL CO, INC Farm: TILLETT, LEROY JR Perm. Date: 1/1/1986 Comp. Date: 2/22/1983 Comp. Result: D&A	No Data	Depth: 401 ft Elev: 1302 ft D or V: vertical TDF: Devonian-"Corniferous"
Rec #: 23471 Per #: 54317 ---- County/Quad: Lincoln / Halls Gap Carter Coords: 11-L-58 690S, 670E	Well #: 7 Operator: VERA OIL CO, INC Farm: TILLETT, LEROY JR Perm. Date: 1/1/1986 Comp. Date: 3/2/1983 Comp. Result: OIL	3 BOPD	Depth: 402 ft Elev: 1303 ft D or V: vertical TDF: Devonian-"Corniferous"
Rec #: 23473 Per #: 54293 ---- County/Quad: Lincoln / Halls Gap Carter Coords: 20-L-58 125N, 762E	Well #: 8 Operator: VERA OIL CO, INC Farm: TILLETT, LEROY JR Perm. Date: 1/1/1986 Comp. Date: 2/23/1983 Comp. Result: OIL	1 BOPD	Depth: 401 ft Elev: 1242 ft D or V: vertical TDF: Devonian-"Corniferous"
Rec #: 31299 Per #: 52310 ---- County/Quad: Lincoln / Halls Gap Carter Coords: 15-L-59 872S, 446W	Well #: 1 Operator: VERA OIL CO, INC Farm: TILLETT, LEROY JR Perm. Date: 10/28/1982 Comp. Date: 12/15/1983 Comp. Result: D&A	No Data	Depth: n/a Elev: 1320 ft D or V: vertical TDF: -Unknown or unassigned
Rec #: 37487 Per #: 62672 ---- County/Quad: Lincoln / Halls Gap Carter Coords: 20-L-58 486N, 146E	Well #: 9 Operator: SPANISH ENERGY DEVELOPMENT CORP Farm: TILLETT, LEROY JR Perm. Date: 1/1/1986 Comp. Date: 8/18/1984 Comp. Result: D&A	No Data	Depth: 346 ft Elev: 1265 ft D or V: vertical TDF: Devonian-"Corniferous"

TILLET LEASE DRILLING HISTORY
-Record #- -Permit #- -County / Quadrangle- -Carter Coords-	-Well Number- -Well Operator- -Farm Name- -Permit Date- -Completion Date- -Completion Result: KEY-	Production Data GAS-MCFGPD OIL-BOPD	-Tot. Depth- -Surf. Elevation- -Deviated or Vertical- -Total Depth Formation (TDF)-
Rec #: 139585 Per #: 107116 ---- County/Quad: Lincoln / HALLS GAP Carter Coords: 11-L-58 324S, 613E	Well #: 1 Operator: AMERICAS ENERGY COMPANY Farm: TILLETT, LEROY JR Perm. Date: 6/28/2010 Comp. Date: N/A Comp. Result: LOC	No Data	Depth: n/a Elev: 1300 ft D or V: vertical TDF: 000
Rec #: 2023325 Per #: ---- County/Quad: Lincoln / Halls Gap Carter Coords: 20-L-58 475N, 925E	Well #: 1 Operator: PYLE & DISHMAN Farm: TILLET, LEROY Perm. Date: N/A Comp. Date: N/A Comp. Result: LOC	No Data	Depth: 216 ft Elev: 1140 ft D or V: vertical TDF: -Unknown or unassigned

TILLET LEASE WELL PAY DATA
Permit #	Pay Unit	Dominant Lithology	Top (ft)	Bottom (ft)	Quantity	Unit
53888	"Corniferous"	n/a	350	376	5	BOPD
54412	"Corniferous"	n/a	354	370	3	BOPD
54189	"Corniferous"	n/a	324	342	1	BOPD
54317	"Corniferous"	n/a	354	374	3	BOPD
54293	"Corniferous"	n/a	321	324	1	BOPD
Source: Kentucky Geological Survey

Map of Tillet Lease with well locations:

“Map Insert (jpeg)”

Gross Lease

The Gross Lease is for 29.73 acres and is situated in Clay County in the State of Kentucky, and is the same land (Property) conveyed to Josephine Gross, as Lessor, by a Deed dated 4/01/1980 and 3/15/2005 and recorded in Deed Book 276/166, page 701/122 in the Clay County Clerk's Office. The Oil and Gas Lease was purchased from Sequachee Oil and Gas LLC (Sequachee) whereby the lease is duly recorded on November 4, 2010 in Book 93 at Page 128 of the official records of the County of Clay, Kentucky.

In consideration for $1,800.00 and an overriding royalty equal to one-eighth (1/8 or 12.50%) of the value of all oil produced and removed under the lease and the net proceeds received by NUX from the sale of all gas and casing head gasoline produced and sold under the lease, NUX will have a 100% WI in the Gross Lease with a 75% NRI. The Oil and Gas Lease has one non-producing gas well, which, should NUX enter to produce gas from the well; the Lessor would receive a 20% NRI leaving NUX with a 67.5% NRI on this one gas well.

NUX has the exclusive right to explore, operate, produce all naturally-occurring oil, gas, casing-head gas or gasoline, gas condensate and/or all other liquid or gaseous hydrocarbons and other marketable or non-marketable substances produced (Oil and Gas) from Oil and Gas deposits contained within the Property and any and all other rights and privileges necessary, incident to, or convenient for the economical operation of the Property and other lands for the production of Oil and Gas to Nux. If Nux does not commence operations or drill a well on the land covered by the lease by June 30, 2011, the Oil and Gas Lease will terminate, unless, on or before June 30, 2011, the parties renegotiate the terms of the Oil and Gas Lease assignment.

The Gross Lease is south of the Ellis Branch-Cool Springs Road between the Cane Branch road on the west and the Collins Fork-Ellis Branch Road on the east side. The Gross Lease can be accessed off Ellis Branch Road.

The Gross Lease had its first and only well drilled in 1986. The well produced 4,000 BBL’s for 9 days and has tested natural gas at 900 MCF. The well was shut in by the Operator and has been inactive since August 1, 1986. The Company is assessing the potential of a workover program on the well drilled on the Gross Lease.

The following table describes the one well drilled on the Gross Lease:

GROSS LEASE DRILLING HISTORY
-Record #- -Permit #- -County / Quadrangle- -Carter Coords-	-Well Number- -Well Operator- -Farm Name- -Permit Date- -Completion Date- -Completion Result: KEY-	Production Data GAS-MCFGPD OIL-BOPD	-Tot. Depth- -Surf. Elevation- -Deviated or Vertical- -Total Depth Formation (TDF)-
Source: Kentucky Geological Survey
Rec #: 69128 Per #: 72582 ---- County/Quad: Clay / Maulden Carter Coords: 12-J-69 2530S, 2150E	Well #: 1 Operator: ISAACS, MAX Farm: ALLEN, DELBERT Perm. Date: 4/16/1986 Comp. Date: 5/2/1986 Comp. Result: O&G	900 MCFGPD 500 BOPD	Depth: 3140 ft Elev: 920 ft D or V: vertical TDF: Ordovician

GROSS LEASE WELL PAY DATA
Permit #	Pay Unit	Dominant Lithology	Top (ft)	Bottom (ft)	Quantity	Unit
72582	"Corniferous"	n/a	1339	1340	900	MCFGPD
72582	Stones River	n/a	2840	3140	500	BOPD
Source: Kentucky Geological Survey

Map of Gross Lease with well location:

“Map Insert (jpeg)”

Neely Lease

The Neely Lease is for 239 acres and is situated in Jackson County in the State of Kentucky, and is the same land (Property) conveyed to Jerry, Carla and Joy Neely, as Lessor, by a Deed dated October 15, 1983and recorded in Deed Book 109\52, page 498\290 in the Jackson County Clerk's Office and recorded in. The Oil and Gas Lease was purchased from Sequachee Oil and Gas LLC (Sequachee) whereby the lease is duly recorded on November 4, 2010 in Book 40 at Page 191 of the official records of the County of Jackson, Kentucky.

In consideration for $900.00 and an overriding royalty equal to one-eighth (1/8 or 12.50%) of the value of all oil produced and removed under the lease and the net proceeds received by NUX from the sale of all gas and casinghead gasoline produced and sold under the lease, NUX will have a 100% WI in the Neely Lease with a 87.5% NRI with a Royalty reserve of 10% to the Lessor for any oil wells that produce over 10 barrels per day.

NUX has the exclusive right to explore, operate, produce all naturally-occurring oil, gas, casing-head gas or gasoline, gas condensate and/or all other liquid or gaseous hydrocarbons and other marketable or non-marketable substances produced (Oil and Gas) from Oil and Gas deposits contained within the Property and any and all other rights and privileges necessary, incident to, or convenient for the economical operation of the Property and other lands for the production of Oil and Gas to Nux. If Nux does not commence operations or drill a well on the land covered by the lease by June 30, 2011, the Oil and Gas Lease will terminate, unless, on or before June 30, 2011, the parties renegotiate the terms of the Oil and Gas Lease assignment.

The Neely Lease is located south of Highway 577 with Swinding Gap Road to west and Robinson Creek Road to the east. The Neely Lease can be accessed on either side off Highway 577, west one mile off Highway 421.

The Neely Lease had it first well drilled in 1991 and since then has had two wells drilled on the Property. Both wells are recorded in the Kentucky Geological Survey, one as a producer of DG and the other well is recorded as LOC. The last well was permitted by Sequachee in 2010 with no work performed on the well. The Company is assessing the potential of a workover program on the Neely Lease and the potential for several offset wells.

The following table describes each well drilled on the Neely Lease:

NEELY LEASE DRILLING HISTORY
-Record #- -Permit #- -County / Quadrangle- -Carter Coords-	-Well Number- -Well Operator- -Farm Name- -Permit Date- -Completion Date- -Completion Result: KEY-	Production Data GAS-MCFGPD OIL-BOPD	-Tot. Depth- -Surf. Elevation- -Deviated or Vertical- -Total Depth Formation (TDF)-
Source: Kentucky Geological Survey
Rec #: 104178 Per #: 82231 ---- County/Quad: Jackson / Tyner Carter Coords: 14-J-68 2280S, 920E	Well #: 1 Operator: TRANSAMERICA ENERGY CORP Farm: NEELY, JOY Perm. Date: 8/1/1991 Comp. Date: N/A Comp. Result: DG	No Data	Depth: n/a Elev: 980 ft D or V: vertical TDF: 300PLZC
Rec #: 140881 Per #: 107759 ---- County/Quad: Jackson / TYNER Carter Coords: 14-J-68 2280S, 920E	Well #: 1 Operator: SEQUACHEE OIL & GAS, LLC Farm: NEELY, JOY Perm.Date: 12/17/2010 Comp Date: N/A Comp. Result: LOC	No Data	Depth: n/a Elev: 980 ft D or V: vertical TDF: 300PLZC

Map of Neely Lease with well locations:

“Map Insert (jpeg)”

Nelson Lease

The Nelson Lease is for 12 acres and is situated in Adair County in the state of Kentucky, and is the same land (Property) conveyed to Lessor by a Deed dated 7-2-2001, which is recorded in the Deed Book 254, Page 367 in the Adair County Clerk's Office. The term of the Nelson Lease is for one year.

NUX has the exclusive right to explore, operate, produce all naturally-occurring oil, gas, casing-head gas or gasoline, gas condensate and/or all other liquid or gaseous hydrocarbons and other marketable or non-marketable substances produced (Oil and Gas) from Oil and Gas deposits contained within the Property and any and all other rights and privileges necessary, incident to, or convenient for the economical operation of the Property and other lands for the production of Oil and Gas to Nux.

If Nux does not commence operations or drill a well on the land covered by the lease by March 31, 2012, the Oil and Gas Lease will terminate, unless, on or before March 31, 2012, the parties renegotiate the terms of the Lease. Nux will own 100% of the WI and 87.5% of the NRI in this lease. The cost of the Oil and Gas Lease is $1,000.00.

The Nelson Lease is located east of Highway 61, Burkssville Road, with Corbin Road (Jeff Road) to the north. The Nelson Lease can be accessed off Corbin Road, approximately 3.5 miles off Highway 61.

The Nelson Lease had it first well drilled in 1977 and since then has had three wells drilled on the Property. Two of the wells are recorded in the Kentucky Geological Survey as producers of Oil, with one well D & A, and the fourth well’s permit expired or terminated before the well was completed. The Company is assessing the potential of a workover program on the Nelson Lease.

The following table describes each well drilled on the Nelson Lease:

NELSON LEASE DRILLING HISTORY
-Record #- -Permit #- -County / Quadrangle- -Carter Coords-	-Well Number- -Well Operator- -Farm Name- -Permit Date- -Completion Date- -Completion Result: KEY-	Production Data GAS-MCFGPD OIL-BOPD	-Tot. Depth- -Surf. Elevation- -Deviated or Vertical- -Total Depth Formation (TDF)-
Source: Kentucky Geological Survey
Rec #: 662 Per #: 48983 ---- County/Quad: Adair / Columbia Carter Coords: 12-G-50 25S, 143W	Well #: 1 Operator: AZTEC OIL CO, INC Farm: NELSON, ARNOLD Perm. Date: 5/11/1982 Comp. Date: 6/19/1982 Comp. Result: OIL	3 BOPD	Depth: 1535 ft Elev: 814 ft D or V: vertical TDF: Ordovician-Knox Gp
Rec #: 859 Per #: 32321 ---- County/Quad: Adair / Columbia Carter Coords: 19-G-50 480N, 100W	Well #: 1 Operator: L L MORRIS SUPPLY CO Farm: NELSON, ARNOLD Perm. Date: 6/27/1977 Comp. Date: 11/30/1978 Comp. Result: D&A	No Data	Depth: 1603 ft Elev: 828 ft D or V: vertical TDF: Ordovician-Knox Gp
Rec #: 860 Per #: 48982 ---- County/Quad: Adair / Columbia Carter Coords: 19-G-50 368N, 28W	Well #: 2 Operator: AZTEC OIL CO, INC Farm: NELSON, ARNOLD Perm. Date: 5/11/1982 Comp. Date: 6/24/1982 Comp. Result: OIL	5 BOPD	Depth: 1555 ft Elev: 828 ft D or V: vertical TDF: Ordovician-Knox Gp
Rec #: 38387 Per #: 55793 ---- County/Quad: Adair / Columbia Carter Coords: 19-G-50 525N, 408W	Well #: 3 Operator: AZTEC OIL CO, INC Farm: NELSON, ARNOLD Perm. Date: 6/1/1983 Comp. Date: N/A Comp. Result: TRM	No Data	Depth: n/a Elev: 816 ft D or V: vertical TDF: 000

NELSON LEASE WELL PAY DATA
Permit #	Pay Unit	Dominant Lithology	Top (ft)	Bottom (ft)	Quantity	Unit
45893	Ordovician Knox Gp	n/a	1490	1535	3	BOPD
48982	Ordovician Knox Gp	n/a	1510	1555	5	BOPD
Source: Kentucky Geological Survey

Map of Nelson Lease with well locations:

“Map Insert (jpeg)”

Employees

Other than our officers and directors, we have no employees. We outsource all of our business operations as follows:

Financial and Operations:

Mr. Jerry G. Mikolajczyk is a key consultant who identified the opportunities available to us in Kentucky and helped negotiate our contracts and assisted the Company with its financial reporting over the last year. Jerry has been consulting to the Company since February 2010. He will be primarily responsible for overseeing our operations in Kentucky.

Mr. Mikolajczyk (age 57) has had an extensive career in the oil and gas, construction, and mining industries. He has worked for Fortune 500 companies such as BP Resources (British Petroleum), SCI Group of Companies, Husky Oil, Syncrude, Bechtel, Guy F. Atkinson and INCO. He has worked as a heavy equipment operator on surface and open pit mining operations. After completing his Business Administration diploma, he went on to obtain his professional designation as a Certified General Accountant (CGA) and Certified Internal Auditor (CIA). As a professional accountant and auditor, he has been involved with planning, designing and testing operations to ensure that the operations are efficient and effective. Recently he was awarded “CFO of the Year” for the application of his knowledge and expertise in a turnaround assignment for the Santa Clara Valley Transportation Authority (VTA), a $3.3 Billion asset transportation authority in Silicon Valley (San Jose, California). Jerry has an aggregate of 40 years of experience which include:

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Twenty-two (22) years of C-Level experience.

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Ten (10) years in the Oil and Gas Industry evaluating and analyzing systems and operations to improve effectiveness, increase profits, and streamline operations without compromising controls.

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Eighteen (18) years in the Mining Industry with operational experience in tar sands, copper, gold, limestone and precious stones. Mines were both open pit and deep rock (shaft) as well as alluvial and placer mining operations.

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Twenty Seven (27) years of experience in the Construction Industry ranging in Oil and Gas, Mining, Transportation and Housing sectors. Specialty is Project Control and Reporting.

Jerry, through consulting agencies, has provided various consulting services to clients which included, but not limited to:

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Global Power and Water Industries, Inc.

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VTA (Santa Clara Valley Transportation Authority)

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MineCore International, Inc.

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Platinum Works, Inc.

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Blue Green Corp

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J.M.E.L. International, Inc.

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Nova Petrochemicals

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BP Resources

In addition to providing financial and operations consulting services to the Company, Jerry is also consulting to Shirelle Holdings, Inc. developing the Carter Creek Iron Ore project.

Field Operations:

Mr. Michael Grubb is our Manager of Field Operations in Kentucky. Michael was instrumental in negotiating the four Oil and Gas Leases and completing our first workover, well number XUN001, for the Company. Michael has over 11 years of oil and gas industry experience.  He has been involved in various aspects of the oil and gas industry including duties as landman, oil and gas well completions, reclamation of properties, oil and gas well drilling, surveying, geological map reading, evaluating geological formations, well reading (well logs) and interpretation, to being a heavy equipment operator. He has managed field workers and oil and gas contractors from drilling contractors through to well completions and well workovers. Michael recently consulted to Americas Energy Company, Sequachee Oil and Gas LLC, KYTX OIL and Gas and Consolidated Oil and Gas/ Sand Hill Energy. Michael managed Grubb Industrial and Trucking, a family owned and operated business until the company was sold recently.

Finance:

Mr. Wayne St. Cyr is our Executive Vice President, Marketing and Strategic Development. Wayne’s duties include the planning and implementation of the financing for the workover program. Wayne comes to us leaving a distinguished 10 year career with RBS Group (Royal Bank of Scotland) which includes a six time recipient of the President's Award for exceeding company objectives. During his tenure at RBS/Citizens Financial Group, he was responsible for developing the key alliances with Citizens Bank. Wayne’s education includes an Associates degree in Business Administration and a Bachelor of Science degree in Marketing.

In addition to providing marketing and strategic development consulting services to the Company, Wayne is also consulting to Shirelle Holdings, Inc. developing the Carter Creek Iron Ore project.

Risk Factors

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals.  If any of these risks actually occur, out business, financial condition or results of operations may be materially adversely affected.  In such case, the trading price of our common stock could decline and shareholders could lose all or part of their investment.

Risks related to our business operations:

Environmental and Occupational Regulations will impact our operations.

We are subject to various federal, state, provincial, and local international laws and regulations concerning occupational safety and health as well as the discharge of materials into, and the protection of, the environment. Environmental laws and regulations relate to, among other things:

• assessing the environmental impact of drilling, workover or construction activities;
• the generation, storage, transportation and disposal of waste materials;
• the emission of certain gases into the atmosphere;
• the monitoring, abandonment, reclamation and remediation of well and other sites, including sites of former operations; and
• the development of emergency response and spill contingency plans.

The costs of environmental protection and safety and health compliance are significant.  Compliance with environmental, safety and health initiatives can be costly.  There is no assurance that we will be able to comply with these regulations.  If we cannot comply with these regulations, we will be forced to cease all operations in which case you will lose your entire investment.  We cannot predict with any reasonable degree of certainty our future exposure concerning such matters.

We are subject to exploration and production regulation

Our oil and gas operations are subject to various federal, state, provincial, tribal and local laws and regulations. These laws and regulations relate to matters that include, but are not limited to:

• acquisition of seismic data;
• location of wells;
• drilling and casing of wells;
• hydraulic fracturing;
• well production;
• spill prevention plans;
• emissions and discharge permitting;
• use, transportation, storage and disposal of fluids and materials incidental to oil and gas operations;
• surface usage and the restoration of properties upon which wells have been drilled;
• calculation and disbursement of royalty payments and production taxes;
• plugging and abandoning of wells; and
• transportation of production.

Our operations also are subject to conservation regulations, including the regulation of the size of drilling and spacing units or proration units; the number of wells that may be drilled on the Oil and Gas Lease and the unitization or pooling of oil and gas properties. In the United States, some states allow the forced pooling or integration of tracts to facilitate exploration, while other states rely on voluntary pooling of lands and leases, which may make it more difficult to develop oil and gas properties. In addition, state conservation laws generally limit the venting or flaring of natural gas and impose certain requirements regarding the ratable purchase of production. The effect of these regulations is to limit the amounts of oil and gas we can produce from our wells and to limit the number of wells or the locations at which we can drill.

Public policy, which includes laws, rules and regulations, can change

Our operations are generally subject to federal laws, rules and regulations. In addition, we are also subject to the laws and regulations of various states and local governments. Pursuant to public policy changes, numerous government departments and agencies have issued extensive rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply. Changes in such public policy have affected, and at times in the future could affect, our operations. Political developments can restrict production levels, enact price controls, change environmental protection requirements, and increase taxes, royalties and other amounts payable to governments or governmental agencies. Existing laws and regulations can also require us to incur substantial costs to maintain regulatory compliance. Our operating and other compliance costs could increase further if existing laws and regulations are revised or reinterpreted or if new laws and regulations become applicable to our operations. Although we are unable to predict changes to existing laws and regulations, such changes could significantly impact our profitability, financial condition and liquidity, particularly changes related to hydraulic fracturing, income taxes and climate change as discussed below.

Hydraulic Fracturing — The U.S. Congress is currently considering legislation to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the oil and natural-gas industry in the hydraulic-fracturing process. Currently, regulation of hydraulic fracturing is primarily conducted at the state level through permitting and other compliance requirements. This legislation, if adopted, could establish an additional level of regulation and permitting at the federal level.

Environmental matters and costs can be significant

As an operator of oil and gas properties, we are subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on us for the cost of pollution clean-up resulting from our operations in affected areas. Any future environmental costs of fulfilling our commitments to the environment are uncertain and will be governed by several factors, including future changes to regulatory requirements. There is no assurance that changes in or additions to public policy regarding the protection of the environment will not have a significant impact on our operations and profitability.

Insurance does not cover all risks

Exploration, development, production and processing of oil and gas can be hazardous and involve unforeseen occurrence including, but not limited to blowouts, cratering, fires and loss of well control. These occurrences can result in damage to or destruction of wells or production facilities, injury to persons, loss of life, or damage to property or the environment. We do not maintain insurance at this time against losses or liabilities in accordance with customary industry practices. However, insurance against all operational risks is not available to us.

We have not generated revenues from operations. We have a history of losses and losses are likely to continue in the future.

We have not generated revenues from operations. Cumulative losses as of February 28, 2011 totaled $(229,283). We have incurred significant losses in the past and we will likely continue to incur losses in the future unless our workover program proves successful. Even if our workover program produces oil and gas, there can be no assurance that we will be able to commercially exploit these resources, or generate sufficient revenues to operate profitably.

We will require additional financing to continue our workover operations.

We will require significant working capital to continue our current workover program. There can be no assurance that we will be able to secure additional funding to meet our objectives or if we are able to identify funding sources, that the funding will be available on terms acceptable to the Company. Should this occur, we will have to significantly reduce our workover programs which will limit our ability to secure additional equity participation in acquisitions of oil and gas leases or in various joint ventures.

There are no confirmed proven reserves of oil and gas reservoirs on any properties from which we may derive any financial benefit.

Neither the Company nor any independent petroleum geologist has confirmed that our leasehold interests can be commercially developed.  In order to carry out additional workover and/or exploration programs of any potential oil or gas deposits, we will require substantial additional funding.

We have no history as a company engaged in oil and gas development or exploration.

We have no history of earnings or cash flow from oil and gas operations. If we are able to proceed to production, commercial viability will be affected by factors that are beyond our control such as the particular attributes of the deposit, the fluctuation in the prices of oil and gas, the cost of construction and operating a n oil or gas  well, prices and refining facilities, the availability of economic sources for energy, government regulations including regulations relating to prices, royalties, restrictions on production, quotas on exploration,  as the costs of protection of the environment.

If our exploration costs are higher than anticipated, then our profitability will be adversely affected.

We are currently proceeding with workover and/or exploration of our leasehold interests on the basis of estimated workover/exploration costs.  If our workover/exploration costs are greater than anticipated we may be forced to terminate our operations until such time as we generate additional revenues to fund our operations. Factors that could cause workover/exploration costs to increase are: adverse weather conditions, difficult terrain, unknown or unexpected results when we re-enter a well, increased government regulation and shortages of qualified personnel.

We face many operating hazards.

The development and operation of an oil or gas well involves many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. These risks include, among other things, ground fall, flooding, environmental hazards and the discharge of toxic chemicals, explosions and other accidents. Such occurrences may result in work stoppages, delays in production, increased production costs, damage to or destruction of mines and other producing facilities, injury or loss of life, damage to property, environmental damage and possible legal liability for such damages.

We do not maintain liability insurance.

We do not maintain liability insurance. As such, if we are found liable for any action, whether intentional or unintentional, we will be required to satisfy the liability with our own funds.  Currently we have nominal assets and any monetary award would likely result in the close of our operations.  Even assuming a significant increase in our assets and we secure liability insurance, the amount of the coverage may be insufficient to cover to insure against any award.   Since the Company may not be able, or may elect not to insure, this may result in a material adverse change in the Company’s financial position. The nature of these risks is such that liabilities may exceed policy limits, in which event the Company would incur substantial uninsured losses.

There may be insufficient oil and gas reserves to develop any of our properties and our estimates may be inaccurate.

There is no certainty that any expenditures made in the workover/exploration of any properties will result in discoveries of commercially recoverable quantities of oil or gas. Most workover/exploration projects do not result in the discovery of commercially extractable deposits of oil or gas and no assurance can be given that any particular level of recovery will in fact be realized or that any identified leasehold interest will ever qualify as a commercially developed. Estimates of reserves, deposits s and production costs can also be affected by such factors as environmental regulations and requirements, weather, unexpected or unknown results when we re-enter a well, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions.

Short term factors relating to reserves, such as the need for orderly development of the wells may also have an adverse effect on our workover/exploration, drilling and on the results of operations. There can be no the production of insignificant amounts of oil can be duplicated in a larger exploration program.  Material changes in estimated reserves, workover/drilling costs may affect the economic viability of any project.

We have no proven reserves.

All of our leasehold interests are without known bodies (reserves) of commercial oil or gas.  Development of these properties will follow only upon obtaining satisfactory workover/exploration results. The long-term profitability of the Company’s operations will be in part directly related to the cost and success of its workover/exploration and development programs. Oil and gas workover/exploration and development are highly speculative businesses, involving a high degree of risk. Few properties which are explored are ultimately developed into producing oil and gas fields. There is no assurance that our workover/exploration and development activities will result in any discoveries of commercial quantities of oil and gas. There is also no assurance that, even if commercial quantities of oil or gas are discovered, a well can be brought into commercial production. Production/discovery of oil and gas is dependent upon a number of factors, not the least of which is the technical skill of the workover/exploration personnel involved. The commercial viability of a well is also dependent upon a number of factors, many of which are beyond the Company’s control, such as worldwide economy, the price of oil and gas, government regulations, including regulations relating to royalties, allowable production and environmental protection.

During our operations we may experience certain unanticipated conditions may arise or unexpected or unusual events may occur, including fires, floods, or earthquakes. It is not always possible to fully insure against such risks and we may decide not to take out insurance against such risks as a result of high premiums or for other reasons. Should such liabilities arise, they may reduce or eliminate any future profitability and may result in a decline in the value of the securities of the Company.

We face fluctuating oil and prices.

The price of oil and gas has experienced significant price movements over short periods of time and is affected by numerous factors beyond our control, including international economic and political trends, expectations of inflation, currency exchange fluctuations (including, the U.S. dollar relative to other currencies) interest rates, global or regional consumption patterns, speculative activities and increases in production due to improved exploration and d production methods. The supply of and demand for oil and gas are affected by various factors, including political events, economic conditions and production costs in major producing regions.

Drilling operations are hazardous, raise environmental concerns and raise insurance risks.

Drilling operations are by their nature subject to a variety of risks, such as, flooding, environmental hazards, the discharge of toxic chemicals and other hazards. Such occurrences may delay development or production, increase production costs or result in a liability. We may not be able to insure fully or at all against such risks, due to political or other reasons, or we may decide not to take out insurance against such risks as a result of high premiums or other reasons. We intend to conduct our business in a way that safeguards public health and the environment and in compliance with applicable laws and regulations. Environmental hazards may exist on properties in which we hold an interest which are unknown to us and may have been caused by prior owners. Changes to drilling laws and regulations could require additional capital expenditures and increase operating and/or reclamation costs. Although we are unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could render certain operations uneconomic.

Our estimates of resources are subject to uncertainty.

Estimates of resources are subject to considerable uncertainty. Such estimates are arrived at using standard acceptable geological techniques, and are based on the interpretations of geological data obtained from drill holes and other sampling techniques. Engineers use feasibility studies to derive estimates of cash operating costs based on anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore bodies, expected recovery rates of metal from ore, comparable facility and operating costs and other factors. Actual cash operating costs and economic returns on projects may differ significantly from the original estimates, primarily due to fluctuations in the current prices of metal commodities extracted from the deposits, changes in fuel costs, labor rates, changes in permit requirements, and unforeseen variations in the characteristics of the ore body. Due to the presence of these factors, there is no assurance that any geological reports will accurately reflect actual quantities of oil or gas that can be economically processed and mined by us.

If we are unable to obtain all of our required governmental permits, our operations could be negatively impacted.

Our future operations, including exploration and development activities, required permits from various governmental authorities. Such operations are and will be governed by laws and regulations governing prospecting, development,   production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that we will be able to acquire all required licenses or permits or to maintain continued operations at our properties.

We are subject to numerous environmental and other regulatory requirements.

All phases of drilling and workover/exploration operations are subject to governmental regulation including environmental regulation. Environmental legislation is becoming stricter, with increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and heightened responsibility for companies and their officers, directors and employees. There can be no assurance that possible future changes in environmental regulation will not adversely affect our operations. As well, environmental hazards may exist on a property in which we hold an interest that was caused by previous or existing owners or operators of the properties and of which the Company is not aware at present.

Government approvals and permits are required to be maintained in connection with our drilling and workover/exploration activities.  We will require permits for our operations and there re is no assurance that delays will not occur in connection with obtaining all necessary renewals of such permits for the existing operations or additional permits for any possible future changes to the Company’s operations, including any proposed capital improvement programs. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions there under, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in drilling operations may be required to compensate those suffering loss or damage by reason of our activities and may be liable for civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations and permitting requirements, or more stringent application of existing laws, may have a material adverse impact on the Company resulting in increased capital expenditures or production costs, reduced levels of production at producing properties or abandonment or delays in development of properties.

There is no assurance that there will not be title or boundary disputes.

Although we have investigated the right to explore and exploit our properties and obtained records from government offices, this should not be construed as a guarantee of title. Other parties may dispute the title to any of our properties or that any property may be subject to prior unregistered agreements and transfers. . The title may be affected by undetected encumbrances or defects or governmental actions.

Local infrastructure may impact our workover/exploration activities and results of operations.

Our activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges and power and water supplies are important determinants that affect capital and operating costs. Unusual or infrequent weather phenomena sabotage or government or other interference in the maintenance or provision of such infrastructure could adversely affect the activities and profitability of the Company.

 There may be challenges to our title in our properties.

While we intend to conduct our own due diligence prior to committing significant funds to any project,  oil and gas properties may be subject to prior unregistered agreements, transfers or claims and title may be affected by undetected defects. Should this occur, we face significant delays, costs and the possible loss of any investments or commitment of capital.

Because of the speculative nature of completing workover programs and drilling for oil and gas, there is significant risks that our business will fail.

Oil and gas workover/exploration is extremely risky. We cannot provide any assurances that our activities will result in commercially exploitable reserves of oil and gas. Workover/exploration for oil and gas is a speculative venture necessarily involving substantial risk. Any expenditure that we make may not result in the discovery of commercially exploitable reserves.

The market for oil and gas is volatile.  This will have a direct impact on the Company’s revenues (if any) and profits (if any) and will probably have an adverse affect on our ongoing operations.

The price of both oil and gas has fluctuated significantly over the past few years. This has contributed to the renewed interest in oil and gas exploration. However, in the event that the price of either oil or gas falls, the interest in exploratory ventures may decline and the value of the Company’s business could be adversely affected.

Government regulation or changes in such regulation may adversely affect the Company’s business.

The Company intends to engage experts to assist it with respect to its operations. The Company deals with various regulatory and governmental agencies and the rules and regulations of such agencies. No assurances can be given that it will be successful in its efforts or dealings with these agencies. Further, in order for the Company to operate and grow its business, it needs to continually conform to the laws, rules and regulations of such jurisdiction. It is possible that the legal and regulatory environment pertaining to the workover/exploration and development of oil and gas properties will change. Uncertainty and new regulations and rules could increase the Company’s cost of doing business or prevent it from conducting its business.

 We are in competition with companies that are larger, more established and better capitalized than we are.

Many of our potential competitors have:

●	greater financial and technical resources;

●	longer operating histories and greater experience in oil and gas

We may not be able to generate revenue sufficient to maintain operations

To date, we have not generated revenue. We have incurred significant losses since inception and there can be no assurance that we will be able to reverse this trend. Even if we are able to successfully identify commercially exploitable oil and gas reserves, there is no assurance that we will have sufficient financing to exploit these reserves, generate revenues or find a willing buyer for the properties.

We have no proven reserves, extremely limited operations and no operating revenues.

We currently have no revenues from operations and no proven reserves. Reserves, by definition, contain mineral deposits in a quantity and in a form from which oil and gas may be economically and legally extracted or produced. We have not established that either oil or gas exists in any quantity in the property which is the focus of our exploration efforts, and unless or until we do so we will have nominal revenues.

Workover/Exploration for economic deposits of oil and gas is speculative.

Our business is very speculative since there is generally no way to recover any of the funds expended on workover/exploration unless the existence of commercially exploitable reserves are established and the Company can exploit those reserves by either commencing drilling operations, selling or leasing its interest in the property, or entering into a joint venture with a larger e company that can further develop the property. Unless we can establish and exploit reserves before our funds are exhausted, we will have to discontinue operations, which could make our stock valueless.

Our operations are subject to environmental risks.

Our operations are subject to strict environmental rules and regulations.  There can be no assurance that we will be able to comply with these rules.  Environmental legislation is evolving in some r jurisdictions in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect our projects

The oil and gas industry is highly competitive and the success and future growth of our business depend upon our ability to remain competitive in identifying and developing properties with sufficient reserves for economic exploitation.

The oil and gas industry is highly competitive and fragmented with limited barriers to entry, especially at the exploratory stages. We compete in national, regional and local markets with large multi-national corporations and against start-up operators hoping to identify an oil or gas property. Some of our competitors have significantly greater financial resources than we do. This puts us at a competitive disadvantage if we choose to further exploit workover opportunities.

The loss of key members of our senior management team could adversely affect the execution of our business strategy and our financial results.

We believe that the successful execution of our business strategy and our ability to move beyond the exploratory stages depends on the continued employment of key members of our senior management team. If any members of our senior management team become unable or unwilling to continue in their present positions, our financial results and our business could be materially adversely affected.

We operate in a regulated industry and changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce our revenues.

Our organization is subject to extensive and complex, federal and state laws and regulations. If we fail to comply with the laws and regulations that are directly applicable to our business, we could suffer civil and/or criminal penalties or be subject to injunctions or cease and desist orders.

We will hire third party companies to undertake our workover programs.

We will have to hire employees or retain independent companies to oversee or perform our workover operations. We currently do not have sufficient funds for either. As such, even with exploitable deposits of oil or gas, we may not be able to develop our leasehold interests.

 Risks Related to Our Common Stock

The following risks are currently applicable to Paramount and will remain applicable to the combined company upon completion of the Transaction.

Our stock price may be volatile.

The market price of our common stock has been volatile. We believe investors should expect continued volatility in our stock price. Such volatility may make it difficult or impossible for you to obtain a favorable selling price for our shares.

We have a large number of authorized but unissued shares of our common stock.

We have a large number of authorized but unissued shares of common stock, which our management may issue without further stockholder approval, thereby causing dilution of your holdings of our common stock. Our management will continue to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions and in other transactions, without obtaining stockholder approval, unless stockholder approval is required. If our management determines to issue shares of our common stock from the large pool of authorized but unissued shares for any purpose in the future, your ownership position would be diluted without your further ability to vote on that transaction.

Shares of our common stock may continue to be subject to price volatility and illiquidity because our shares may continue to be thinly traded and may never become eligible for trading on a national securities exchange.

While we may at some point be able to meet the requirements necessary for our common stock to be listed on a national securities exchange, we cannot assure you that we will ever achieve a listing of our common stock on a national securities exchange. Our shares are currently only eligible for quotation on the Over-The-Counter Bulletin Board, which is not an exchange. Initial listing on a national securities exchange is subject to a variety of requirements, including minimum trading price and minimum public “float” requirements, and could also be affected by the general skepticism of such markets concerning companies that are the result of mergers with inactive publicly-held companies. There are also continuing eligibility requirements for companies listed on public trading markets. If we are unable to satisfy the initial or continuing eligibility requirements of any such market, then our stock may not be listed or could be delisted. This could result in a lower trading price for our common stock and may limit your ability to sell your shares, any of which could result in you losing some or all of your investments.

The market valuation of our business may fluctuate due to factors beyond our control and the value of your investment may fluctuate correspondingly.

The market valuation of emerging growth companies, such as us, frequently fluctuate due to factors unrelated to the past or present operating performance of such companies.  Our market valuation may fluctuate significantly in response to a number of factors, many of which are beyond our control, including:

• changes in securities analysts’ estimates of our financial performance, although there are currently no analysts covering our stock;
• fluctuations in stock market prices and volumes, particularly among securities of emerging growth companies;
• changes in market valuations of similar companies;
• announcements by us or our competitors of significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;
• variations in our quarterly operating results;
• fluctuations in related commodities prices; and
• additions or departures of key personnel.

As a result, the value of your investment in us may fluctuate

 Investors should not look to dividends as a source of income.

In the interest of reinvesting initial profits back into our business, we do not intend to pay cash dividends in the foreseeable future.  Consequently, any economic return will initially be derived, if at all, from appreciation in the fair market value of our stock, and not as a result of dividend payments.

Our common stock may be subject to penny stock regulations which may make it difficult for investors to sell their stock.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks”.  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which specifies information about penny stocks and the nature and significance of risks of the penny stock market.  The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account.  In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules.  If our common stock becomes subject to the penny stock rules, holders of our shares may have difficulty selling those shares.

Compensation of our officers, directors and key employees

The following information sets forth the names of our officers and directors, their present positions, and some brief information about their background.

Name:	Position:	Held Since:

Peter Matousek	President/Chief Financial Officer	September 2010
Donald Lynch	Secretary/Treasurer/Director	February 2010
Peter Matousek	Director	February 2010
Wayne St. Cyr	Executive Vice President, Marketing and Strategic Development	December 2010

Mr. Peter Matousek.

Peter Matousek, age 46 has been a member of the United States Navy for seven years and a Veteran of Foreign War who recently served during Operation Iraqi Freedom. Besides his military duty, Mr. Matousek has been involved with private and publicly traded companies in different capacities, such as public and investor relations, consultant, director, officer and CEO. He has been a frequent contributor to charitable organizations, such as Ministries to Mexico and recently donated to the erection of a local War Heroes Memorial. Mr. Matousek attended the University of Maryland University College and Warner Pacific College. He has earned degrees in Associates of Arts and Bachelors of Business Administration.

Mr. Donald Lynch.

Donald Lynch, age 79, has worked as an Educator and Guidance Counselor for 30 years in the New York School system until he retired in 1986. During that time and since his retirement, he has been actively investing for more than 40 years in companies and the stock market. He earned a Bachelor of the Arts from the University of Oklahoma in Business Education, and received a Masters from New York University in Administration. Mr. Lynch is a Veteran of the Korean War, and enjoys spending his free time with his family.

Mr. Wayne St. Cyr.

Wayne St. Cyr, age 48, comes to us leaving a distinguished 10 year career with RBS Group (Royal Bank of Scotland) which includes a six time recipient of the President's Award for exceeding company objectives and developing almost $2 billion in total business volume. During his tenure at RBS/Citizens Financial Group, he was responsible for developing the key alliances with Citizens Bank. Wayne’s education includes an Associates degree in Business Administration and a Bachelor of Science degree in Marketing.

Penalties or Sanctions

To the best of our knowledge, none of our directors, officers or stockholders holding a sufficient number of securities to affect materially the control of the Company, has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Personal Bankruptcies

To the best of our knowledge, none of our directors, officers or stockholders holding a sufficient number of securities to affect materially the control of the Company, nor any personal holding company of any such person has, within the last ten years become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

Compensation of Directors

The Company entered into Board Compensation Agreements on September 1, 2010 with Mr. Peter Matousek and Mr. Donald Lynch for a 12 month period ending August 31, 2011 whereby Mr. Matousek and Mr. Lynch will be paid 5,000 shares per month in stock of the Company. The stock will be valued based on the average of the 5 trading day close price prior to each month end.

Terms of Office

Our directors are appointed for one-year terms to hold office or until the next annual general meeting of the holders of our common stock or until removed from office in accordance with our by-laws.

Executive Compensation

Mr. Matousek was appointed as our president, chief executive officer and chief financial officer in September 2010. The Company entered into a Management and Financial Service Agreement with Mr. Peter Matousek for a 12 month period ending August 31, 2011 whereby Mr. Matousek will be paid $30,000 in cash payments and 2,500 shares per month in stock of the Company. The stock will be valued based on the average of the 5 trading day close price prior to each month end. His employment will terminate August 31, 2011 unless extended by the Board of Directors.

The Company entered in a Management and Financial Service Agreement with Mr. Wayne St. Cyr as the Executive Vice President, Marketing and Strategic Development on December 21, 2010 for a ten day period ending December 31, 2010 which was extended for a 12 month term to December 31, 2011, whereby the Executive Vice President, Marketing and Strategic Development is paid $10,000 per month.

The following table discloses compensation paid during the 10 month fiscal period ended March 31, 2011 and prior fiscal years ending May 31 to the Company’s Officers and the most highly compensated executive officer whose total compensation exceeded $100,000 (Collectively, the “Named Executive Officers”). No restricted stock awards, long-term incentive plan payouts or other types of compensation, other than the compensation identified in the table below, were paid to the Named Executive Officers during these fiscal years.

Name and Principal Position	Year Ended May 31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Peter Matousek	2011*1	$19,005*2	-0-	-0-	-0-	$19,005
Wayne St. Cyr	2011*1	$20,000	-0-	-0-	-0-	$20,000
Dennis T. Kushner, President/CEO/CFO*3	2011*1	$9,250	-0-	-0-	-0-	$9,250
Dennis T. Kushner, President/CEO/CFO*3	2010	$15,000	-0-	-0-	-0-	$15,000
Marina Karpilovski, President/CEO*4	2009	$5,000	-0-	-0-	-0-	$5,000
Michael Zazkis, Secretary, Treasurer*5	2009	$6,462	-0-	-0-	-0-	$6,462

Notes:

1.

10 month fiscal period ending March 31, 2011

2.

Cash and Stock compensation

3.      Former CEO/CFO

4.      Former CEO

5.      Former officer

Key Consultant Compensation

The following table discloses compensation paid during the 10 month fiscal period ended March 31, 2011 and prior fiscal years ending May 31 to the Company’s key consultants:

Name and Principal Position	Year Ended May 31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Jerry G. Mikolajczyk, Financial and Operations	2011*1	$25,000*2	-0-	-0-	-0-	$25,000*2
Jerry G. Mikolajczyk, Financial and Operations	2010	$10,000*2	-0-	-0-	-0-	$10,000*2
Michael Grubb, Field Operations Manager	2011*1	$9,600	-0-	-0-	-0-	$9,600

Notes:

1.

10 month fiscal period ending March 31, 2011

2.

Compensation paid to a 3rd party agency

Stock Options Granted/Exercised in Last Year

The Company has never issued any stock options.   .

Family Relationships

There are no family relationships among our directors and/or officers.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of August 25, 2010 for:

• each of our directors and executive officers;

• all of our directors and executive officers as a group; and

• any other beneficial owner of more than five percent (5%) of our outstanding common stock.

The following table sets forth certain information as of May 31, 2010 respect to the beneficial ownership of the Company's Common Stock by: (i) all persons known by the Company to be beneficial owners of more than 5% of the Company's Common Stock, (ii) each current officer and director and Named Executive Officer, and (iii) by all executive officers and directors as a group.

Name	No. of Shares of Common Stock (1)	Percent of Class (2)

Donald Lynch	30,000	0.000096%
Peter Matousek	180,045,000	57.6142%
(All officers and directors as a group (3) member)	180,075,000	57.6238%

 (1)

Represents the number of issued and outstanding shares of common stock owned by the shareholder following the Company’s 80:1 forward split in July 2010.

(2)

Based on 312,501,000 issued and outstanding shares of common stock, post Company’s 80:1 forward split in July 2010 and after a stock redemption of 200,000,000 shares on March 30, 2011.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward Looking Statements

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects upon the Company.  There can be no assurance that future developments affecting the Company will be those anticipated by management.  Actual results may differ materially from those included in the forward-looking statements.  You should not assume that the information contained in this report is accurate as of any date other than the date of this report.  Changes to the information contained in this report may occur after that date and the Company does not undertake any obligation to update the information unless required to do so by law.

General

We are a developmental stage company which hopes to exploit opportunities in the oil and gas industry.

We acquired four leasehold interests for oil and gas workover/exploration in the State of Kentucky. None of the leasehold interest were operational at the time of acquisition nor were they operational for a period of at least 15 to 18 years prior to acquisition.

Results Of Operations For The Three and Nine Months Ended February 28, 2011 and February 28, 2010 and from Inception (December 20, 2007) to February 28, 2010

Revenues

           We have not generated any revenues from operations. Our operations to date have been financed by the sale of our common stock and third party loans. Operating expenses for the three and nine months ended February 28, 2011 and 2010 totalled $66,512 and $128,874 and $2,020 and $6,769 respectively. Total expenses since inception were $232,454.

           The primary reason for the significant increase in our operating expenses is attributable to an increase in professional fees from $1,500 and $5,000 for the three and nine months ended February 28, 2010 to $52,225 and $104,048 for the three and nine months ended February 28, 2011. Professional fees since inception totalled $178,317.  Most of these professional fees were incurred in connection with our regulatory filings with the Securities and Exchange Commission and in connection with ongoing corporate activities.  We incurred general and administrative expenses of $13,529 and $22,092 for the three and nine months ended February 28, 2011 as compared to $320 and $1,169 for the three and nine months ended February 28, 2010. There were no other significant expenses.

For the three months and nine months ended February 28, 2011 we incurred a net loss of $(66,463) and $(121,455) as compared to $(2,020) and $(6,769) for the three and nine months ended February 28, 2010.  Total losses since inception were $(232,454).

During the next twelve months we do not anticipate generating sufficient revenues to satisfy our operating expenses.  In which case, unless we secure additional debt or equity financing, you may lose your entire investment.

Assets and Liabilities

At February 28, 2011 we had $1,954 in cash as compared to $22,386 at May 31, 2010.  The significant decrease in our cash holdings is attributable to management’s decision to satisfy ongoing operating expenses and outstanding liabilities due and owing creditors. Total assets at February 28, 2011 totaled $6,748 as compared to $22,386 at May 31, 2010.

 We continue to remain obligated to a third party creditor pursuant to a loan agreement in the amount of $34,330.  Our accounts payable at February 28, 2011 totaled $34,344 as compared to $3,177 at May 31, 2010.

Our total liabilities were $68,644 at February 28, 2011 as compared to $63,177 at May 31, 2010.

 We have a working capital deficit of $66,498 as compared to a working capital deficit of $40,791 at May 31, 2010.

 Our auditors have issued a going concern opinion. Unless we secure equity or debt financing, of which there can be no assurance, or our leasehold interests generate revenues sufficient to meet ongoing and accrued expenses, it is unlikely that we will be able to continue our operations in which case you will lose your investment.

Section 5-Corporate Governance and Management

Item 5.06 Change in Shell Company Status

As a result of the consummation of the lease assignments and the successful workover operations, we believe that we are no longer a shell company as that term is defined in Rule 405 of the Securities Act of 1933 and Rule 12b-2 of the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(a)

Financial Statements of Business Acquired.

Not Applicable: The Company did not acquire a business.  Rather, the Company acquired an asset and has put the asset into production.

(b)

Pro forma financial Statements.

Not Applicable

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2011

Xun Energy, Inc.

 BY: /s/Peter Matousek

—————————————

Name: Peter Matousek

Title:   President/CEO